Exhibit 23.3

                                     CONSENT

                               MEILICKE & PARTNER
                             Poppeledorfer Allee 106
                               Bonn 53115 Germany



               July 24, 1997


     The undersigned is the German tax counsel identified in this Registration Statement on Form S-3 filed with respect to an offering of debt securities of American Standard Inc. (the "Company") and hereby consents to the references to our firm as experts in German tax matters under the headings "Risk Factors - Tax Matters", "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Experts", contained in the prospectus and the materials incorporated therein by reference constituting a part of such Registration Statement.

Yours truly,



MEILICKE & PARTNER



/s/ W. MEILICKE
Dr. W. Meilicke